Exhibit 4.2

U.S. BANCORP

Medium-Term Notes, Series DD (Subordinated)

Officers’ Certificate and Company Order

Pursuant to the Indenture dated as of October 1, 1991, as amended by a First Supplemental Indenture dated as of April 1, 1993 and a Second Supplemental Indenture dated as of April 21, 2017 (as so amended, the “Indenture”), between U.S. Bancorp (the “Company”) and Citibank, N.A., as Trustee (the “Trustee”), and resolutions adopted by the Company’s Board of Directors on January 24, 2023, this Officers’ Certificate and Company Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the forms of the Securities of such series in accordance with Section 201 of the Indenture, and to establish the procedures for the authentication and delivery of specific Securities from time to time pursuant to Section 303 of the Indenture. This Officers’ Certificate and Company Order shall be treated for all purposes under the Indenture as a supplemental indenture thereto.

All conditions precedent provided for in the Indenture relating to the establishment of (i) a series of Securities, (ii) the forms of such series of Securities, and (iii) the procedures for the authentication and delivery of such series of Securities have been complied with.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A.       Establishment of Series pursuant to Section 301 of the Indenture.

There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms:

(1)       The Securities of such series shall bear the title “Medium-Term Notes, Series DD (Subordinated)” (referred to herein as the “Notes”).

(2)       The aggregate principal amount of the Notes of such series to be issued pursuant to this Officers’ Certificate is unlimited.

(3)       Interest will be payable to the person in whose name a Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date (as defined below); provided, however, that interest payable at maturity or upon redemption will be payable to the person to whom principal shall be payable.

(4)       Each Note within such series shall mature on a date 9 months or more from its date of issue as specified in such Note and in the applicable Pricing Supplement; provided, however, that no Commercial Paper Rate Note (as defined below) shall mature less than 9 months and 1 day from its date of issue. Unless otherwise authorized by or pursuant to a resolution of the Board of Directors of the company, no Series DD Note will mature less than five years from its date of issue. If the Maturity date or Redemption Date or repayment date specified in the applicable Pricing Supplement for any Note is not a Business Day, any payment of principal, premium, if any, interest and other amounts otherwise due on such day will be made on the next succeeding Business Day with the same force and effect as if made on such specified date, and no interest on such payment will accrue for the period from and after such Maturity date, Redemption Date or repayment date, as the case may be.

With respect to the Notes of this series, “Business Day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close (a) for all notes, in the city of New York, or (b) for any note denominated in a specified currency other than U.S. dollars, euro or pounds sterling, in the principal financial center of the country of the specified currency; (ii) for any note denominated in euro or any note with a base rate of EURIBOR, a day that also is a Trans European Automated Real time Gross Settlement Express Transfer (T2) System (or any successor thereto) is open; and (iii) for any note denominated in pounds sterling or any note with a base rate of the Sterling overnight index average (“SONIA”), a day that also is a day on which commercial banks are open for general business (including dealing in foreign exchange and foreign currency deposits) in London (a “London banking day”). “Principal Financial Center” of any country is as provided in the 2021 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc.

(5)       Each Note within such series that bears interest will bear interest at either (a) a fixed rate (the “Fixed Rate Notes”); (b) a rate determined by reference to one or more interest rate bases or formulas, referred to as base rates (“Base Rates”), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below) (the “Floating Rate Notes”); (c) a rate determined by reference to the performance, price, level or value of one or more of the following: securities of one or more issuers; one or more currencies; one or more commodities; one or more indices; any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or one or more baskets of the foregoing, which may be adjusted by a Spread and/or a Spread Multiplier (“Indexed Rate Notes”); or (d) any combination of (a), (b) and (c). Notes within such series may also be issued as “Zero Coupon Notes” which do not provide for any periodic payments of interest. Notes may be issued as Original Issue Discount Notes at a discount from the principal amount thereof due at the stated maturity as specified in the applicable Pricing Supplement. Any Floating Rate Note may also have either or both of the following as set forth in the applicable Pricing Supplement: (i) a maximum interest rate limitation, or ceiling, on the rate of interest that may accrue during any Interest Period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest that may accrue during any Interest Period. The interest rate on a Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The applicable Pricing Supplement may designate any of the following Base Rates as applicable to each Floating Rate Note: (a) the Canadian overnight repo rate average (“CORRA”) (based on compounding), in which case such Note will be a “CORRA Note”; (b) the Commercial Paper Rate, in which case such Note will be a “Commercial Paper Rate Note”; (c) CMT rate, in which case such Note will be a “CMT Rate Note”; (d) EURIBOR, in which case such Note will be a “EURIBOR Note”; (e) the Federal Funds Rate, in which case such Note will be a “Federal Funds Rate Note”; (f) the Prime Rate, in which case such Note will be a “Prime Rate Note”; (g) the secured overnight financing rate (“SOFR”) (based on compounding, including index), in which case such Note will be a “SOFR Note”; (h) SONIA rate (based on compounding, including index), in which case such Note will be a “SONIA Rate Note” (i) the Treasury Rate, in which case such Note will be a “Treasury Rate Note” or (j) one or more other Base Rates formulas specified in the applicable Pricing Supplement.

The amount of interest payable, the method of determining such amount and the provisions for the payment thereof on each Fixed Rate Note and Floating Rate Note shall be determined in the manner described in the prospectus supplement for the Notes attached hereto as Exhibit E and as otherwise specified in the applicable Pricing Supplement.

Indexed Notes

The specific terms of any indexed notes will be set forth in the applicable Pricing Supplement.

Zero Coupon Notes

The specific terms of any Zero Coupon Notes will be set forth in the applicable Pricing Supplement.

(6)       Unless otherwise specified in the applicable Pricing Supplement, principal of (and premium, if any) and interest (if any) on the Notes will be payable, and, except as provided in Section 305 of the Indenture with respect to any Global Security (as defined below) representing Book-Entry Notes (as defined below), the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of U.S. Bank Trust National Association (the “Paying Agent”), in New York City, New York, provided that payments of interest with respect to any Certificated Note (as defined below), other than interest at maturity or upon redemption, may be made at the option of the Company by check mailed to the address of the person or entity entitled thereto as it appears on the security register of the Company at the close of business on the Regular Record Date corresponding to the relevant Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, holders of $10,000,000 or more in aggregate principal amount of Certificated Notes shall be entitled to receive payments of interest, other than interest at maturity or upon redemption, by wire transfer of immediately available funds, if appropriate wire transfer instructions have been given to the Paying Agent in writing not later than the Regular Record Date prior to the applicable Interest Payment Date.

(7)       If so specified in the applicable Pricing Supplement, the Notes will be redeemable at the option of the Company on the date or dates prior to maturity specified in the applicable Pricing Supplement at the price or prices specified in the applicable Pricing Supplement. Unless otherwise specified in such Pricing Supplement, in the case of Notes other than Zero Coupon Notes or certain interest bearing notes issued as Original Issue Discount Notes, the redemption price will be a specified percentage of the principal amount of such Note, together with accrued interest, if any, to the date of redemption stated in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, in the case of Zero Coupon Notes or certain interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement), the redemption price will be a specified percentage of the Amortized Face Amount (as defined below) of such Note (as described in paragraph (13) below), together with accrued interest, if any, to the date of redemption (or, in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid “qualified stated interest” payments (as specified in paragraph (13) below)). Unless otherwise specified in the applicable Pricing Supplement, the Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or in part, at any time, upon the terms and conditions set forth in Article XI of the Indenture.

(8)       Unless otherwise specified in the applicable Pricing Supplement, the Company shall not be obligated to redeem or purchase any Notes of such series pursuant to any sinking fund or analogous provisions or at the option of any Holder.

(9)       Unless otherwise specified in the applicable Pricing Supplement, Notes of such series may be issued only in fully registered form. Unless otherwise specified in the applicable Pricing Supplement, the authorized denomination of the Notes of such series, other than Foreign Currency Notes (as defined below), shall be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. Foreign Currency Notes will be issued in the denominations specified in the applicable Pricing Supplement.

(10)       The Notes may be denominated, and payments of principal of and interest on the Notes will be made, in United States dollars or in such foreign currencies or foreign currency units as may be specified in the applicable Pricing Supplement (“Foreign Currency Notes”). In the case of a Note having a Specified Currency other than U.S. dollars, the principal of that Note in U.S. dollars will be based on the bid quoted by an exchange rate agent as of 11:00 a.m., London time, on the second Business Day preceding the payment date on which banks are open for business in London and New York City, for the purchase of U.S. dollars with the Specified Currency for settlement on the payment date of the aggregate amount of the Specified Currency payable to all Holders of Notes denominated other than in other than U.S. dollars and who are scheduled to receive U.S. dollar payments. If this bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the exchange rate agent for this purchase. If the bids are not available, payment of the aggregate amount due to all Holders of Notes on the payment date will be made in the Specified Currency, unless the applicable foreign currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control. If payment on a Note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control, or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments on that Note will be made in U.S. dollars on the basis of the most recently available market exchange rate for the applicable foreign currency. All currency exchange costs will be borne by the Holder of the Note by deductions from these payments.

(11)       Except as otherwise described in paragraph (5) above and paragraph (13) below, the amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index.

(12)       Unless otherwise specified in the applicable Pricing Supplement:

(a)       in lieu of the definition of Event of Default in Section 501, paragraphs (1) through (5), of the Indenture, Event of Default means, with respect to the Notes, any one of the following events (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law; or (B) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(2)	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the taking of corporate action by the Company in furtherance of any such action.

(b)       with respect to the Notes, Section 502 of the Indenture is hereby amended by adding the following as the final paragraph: “For the avoidance of doubt, the maturity of the Securities may only be accelerated upon the occurrence of any Event of Default and in accordance with this Section 502 and may not be accelerated for any other reason.”;

(c)       with respect to the Notes, Section 503 of the Indenture is hereby amended by:

(1)	deleting the existing clauses (2) and (3) of the first paragraph and replacing such clauses with the following: “(2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof, and such default continues for a period of 30 days, or”;

(2)	deleting the final sentence of paragraph (1); and

(3)	adding the following as a new paragraph after the second paragraph:

“Covenant Breach” means, with respect to the Securities, a default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with in this Section or which has expressly been included solely for the benefit of Securities of one or more other series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. A Covenant Breach and the events referred to in Sections 503(1) and (2) are herein referred to as “Defaults.”;

(d)       with respect to the Notes, Section 801, paragraph (1), of the Indenture is hereby amended by adding the following after “substantially as an entirety”: “(other than any such conveyance, transfer or lease to one or more Subsidiaries)”; and

(e)       for purposes of the following sections of the Indenture, the term “Event of Default” shall be replaced with “Event of Default or Covenant Breach:” Sections 511, 513 and 901, clause (3).

(13)       The portion of the principal amount of the Notes, other than Original Issue Discount Notes (including any Zero Coupon Notes), which shall be payable upon declaration of acceleration of maturity thereof shall not be other than the principal amount thereof. Unless otherwise specified in the applicable Pricing Supplement, the portion of the principal amount of Zero Coupon Notes and certain interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement) upon any acceleration of the maturity thereof will be the Amortized Face Amount and in the case of an interest-bearing note issued as an Original Issue Discount Note, any accrued but unpaid qualified stated interest payments. Unless otherwise specified in the applicable Pricing Supplement, the amount payable to the holder of such Original Issue Discount Note upon any redemption thereof will be the applicable specified percentage of the Amortized Face Amount thereof specified in the applicable Pricing Supplement, and in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid “qualified stated interest” payments (as defined in the Treasury Regulations regarding original issue discount issued by the Treasury Department (the “Regulations”)). The “Amortized Face Amount” of an Original Issue Discount Note is equal to the sum of (i) the Issue Price (as defined below) of such Original Issue Discount Note and (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note that has been amortized at the Stated Yield (as defined below) of such Original Issue Discount Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations, in each case as in effect on the issue date of such Original Issue Discount Note) at the date as of which the Amortized Face Amount is calculated. In no event can the Amortized Face Amount exceed the principal amount of such Note due at the stated maturity thereof. As used in the preceding sentence, the term “Issue Price” means the principal amount of such Original Issue Discount Note due at the stated maturity thereof less the “Original Issue Discount” of such Original Issue Discount Note specified on the face thereof and in the applicable Pricing Supplement. The term “Stated Yield” of such Original Issue Discount Note means the “Yield to Maturity” specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement for the period from the original issue date of such Original Issue Discount Note, as specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement, to the stated maturity thereof based on its Issue Price and stated redemption price at maturity thereof.

(14)       Each Note will be represented by either a master global note or a global note in fully registered form (each a “Global Note”) registered in the name of a nominee of the Depository (each such Note represented by a Global Note being herein referred to as a “Book-Entry Note”) or a certificate issued in definitive registered form, without coupons (a “Certificated Note”), as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, The Depository Trust Company will act as Depositary. The Notes may also be issued in the form of one or more Global Notes and registered in the name of the nominee of a common safekeeper or a common depositary for Clearstream Banking, S.A. and Euroclear Bank SA/NV. Except as provided in Section 305 of the Indenture, Book-Entry Notes will not be issuable in certificated form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered holder of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture and the Notes.

(15)       The Notes shall be subject to the subordination provisions contained in Article Thirteen of the Indenture.

(16)       Subject to the terms of the Indenture and the resolutions and authorization referred to in the first paragraph hereof, the Notes shall have such other terms (which may be in addition to or different from the terms set forth herein) as are specified in the applicable Pricing Supplement.

B.       Establishment of Note Forms pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Security representing Book-Entry Notes shall be substantially in the form attached as Exhibit A, unless a different form is provided in the applicable Pricing Supplement (which Pricing Supplement shall be an “Officers’ Certificate” satisfying the requirements of Section 201 of the Indenture).

C.       Establishment or Procedures for Authentication of Notes Pursuant to Section 303 of Indenture.

It is hereby ordered pursuant to Sections 303 and 614 of the Indenture that Notes may be authenticated by the Trustee or U.S. Bank Trust National Association, as the Authentication Agent (the “Authentication Agent”), and issued in accordance with the Administrative Procedures attached hereto as Exhibit B and upon receipt by the Trustee (including by facsimile) of a Pricing Supplement to this Officers’ Certificate and Company Order (a “Pricing Supplement”), setting forth the information specified or contemplated therein for the particular Notes to be authenticated and issued, in substantially the form attached as Exhibit C hereto or in such other form as may be approved by an Authorized Officer, such approval being conclusively evidenced by the Authorized Officer’s execution or approval for filing with the Commission of the same or the Authorized Officer’s instruction to the Trustee or the Authentication Agent to authenticate Notes having the terms specified in the same. If such Pricing Supplement is executed, at least one officer signing such Pricing Supplement shall be an Authorized Officer as defined in the resolutions referred to in the first paragraph hereof. If such Pricing Supplement is not executed, Notes may be authenticated by the Trustee or the Authentication Agent and issued in accordance with the Administrative Procedures upon the telephonic, electronic or written order of an Authorized Officer.

D.       Other Matters.

The applicable Pricing Supplement shall specify any agent of the Company designated for the purpose of delivering, for cancellation by the Trustee pursuant to Section 309 of the Indenture, Notes which have not been issued and sold by the Company.

Attached as Exhibit D hereto is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company on January 24, 2023, such resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such resolutions are the only resolutions adopted by the Company’s Board of Directors or by any Authorized Officers relating to the offering and sale of the Notes.

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The undersigned have read the pertinent sections of the Indenture including the related definitions contained therein. The undersigned have examined the resolutions adopted by the Board of Directors of the Company. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to the establishment of (i) a series of Securities, (ii) the forms of such Securities and (iii) the procedures for authentication of such series of Securities, contained in the Indenture have been complied with. In the opinion of the undersigned, such conditions have been complied with.

Dated: April 21, 2023

U.S. BANCORP

By:	/s/ Luke R. Wippler
	Name:	Luke R. Wippler
	Title:	Executive Vice President and Treasurer

By:	/s/ Christopher D. Thornton
	Name:	Christopher D. Thornton
	Title:	Senior Vice President